FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2017 CONSOLIDATED FINANCIAL RESULTS

March 15, 2018 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCQB: SXPLW) today announced its consolidated financial results for the fourth quarter (“Q4”) and fiscal year ended December 31, 2017.
Fiscal Year 2017 Summary

•	Revenue of $127.0 million, compared to $205.6 million in 2016

•	Gross profit of $22.1 million, or 17.4% of revenues, compared to $45.0 million, or 21.9% of revenues, in 2016

•	Adjusted gross profit, a non-GAAP measure, of $33.8 million, or 26.6% of revenues, compared to $61.4 million, or 29.9% of revenues, in 2016

•	Net loss attributable to the Corporation of $(40.8) million, or $(4.34) per share, compared to $(25.0) million, or $(6.13) per share, in 2016

•	Adjusted EBITDA, a non-GAAP measure, of $11.0 million, or 8.6% of revenues, compared to $36.1 million, or 17.6% of revenues, in 2016

•	Contracted backlog of $49.8 million through 1H 2018 and $478.1 million of bids outstanding as of December 31, 2017

•
Commenced an exchange offer that closed in January 2018 to reduce long-term debt by approximately $78.0 million and meaningfully decrease cash interest expense by approximately $7.8 million per year through a further restructuring of our balance sheet

Jeff Hastings, Chairman and CEO of SAE, commented, “This past year was the most challenging period in our company’s history. We entered the downcycle with a very strong and robust backlog of contracted projects. However, the delay in the recovery of the broader market has inhibited our ability to replace this healthy backlog to support our near-term operations. This dislocation materially impacted our financial results for 2017. While we are seeing an improvement in bid opportunities, we continue to have to manage in a very difficult business environment due to persistent low levels of exploration spending. Additionally, pricing on new project opportunities remains less favorable than in prior periods due to heightened competitive pressure.”
Mr. Hastings continued, “Given our current visibility and contracted backlog, we expect 2018 to be a transition year, with activity largely driven by our core onshore markets in South and North America. In particular, South America, which was meaningfully impacted by the pullback in exploration spending in 2017, is beginning to recover, supported by increased activity in Colombia and larger opportunities in Bolivia and new markets. Canada, while a smaller market, was a bright spot for us in 2017. If current activity levels this winter season are any indication, the Canadian market should remain a healthy contributor to revenue for the near-term. Additionally, the ocean-bottom marine market continues to present growth opportunities, that are similar to the large project we completed in West Africa in early 2017. However, the ocean-bottom marine market remains fiercely competitive with more service providers than comparable onshore markets. Moreover, our ongoing

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discussions with potential customers regarding long-term agreements and exclusive rights to new and innovative technologies also continue to progress. While 2018 does offer potential increases in activity levels compared to those experienced last year, these opportunities will require time to become contracted backlog and additional time before the projects are underway. Therefore, any meaningful growth in revenue appears increasingly likely to not materialize until 2019.”
Mr. Hastings further added, “We are encouraged by the recent receipt of additional tax credit certificates from the State of Alaska. With the $15.7 million of certificates received at the end of the year, and another $8.3 million of certificates received just a few weeks ago, we currently have approximately $49.6 million of total tax credit certificates available for monetization. There remains one additional tax credit application in process, which is valued at, subject to final approval and potential audit adjustments, approximately $21.3 million. Regrettably, we have not seen the return of activity in the secondary market that we expected to occur following the implementation of the regulations that govern the most recent legislation passed by the state legislature in mid-2017. Without an active secondary market or other method of disposal in which to quickly monetize our tax credit certificates, we are reliant on the statutory repurchase process, the amount and timing of which is dependent on the annual funding appropriated by the State of Alaska each year. Therefore, as of year-end, we made the judgment to reclassify the entire account receivable related to the customer who assigned the tax credits to us to long-term. However, we continue to evaluate other potential alternatives that may present a faster path to monetization, and believe that improvements in commodity prices may potentially provide a catalyst to the timing and availability of potential monetization transactions.”
Mr. Hastings concluded, “Our primary focus in 2018 will be on cash generation and preservation. Last year, we undertook various initiatives to create and implement a more sustainable capital structure that provides the opportunity to generate long-term upside for our equity holders in a more robust market. We extended the maturity on our $29 million senior term loan facility to January 2020 and replaced our Wells Fargo revolver with a new $20 million credit facility that also matures in January 2020. At the end of 2017, with the support of more than 85% of our holders, we launched another exchange offer for our long-term notes, which resulted in a further debt reduction of $78 million in the first quarter of 2018 and estimated annual cash interest savings of approximately $7.8 million. We believe these strategic transactions have positioned SAE to capitalize on future growth during a market recovery. During our continued transition to a more competitive capital and cost structure, we remain dedicated to serving our valued customers with our differentiated business model and proven operational strategy.”
Fourth Quarter 2017 Financial Results
Revenues decreased 80.9% to $4.8 million from $25.4 million in Q4 2016, primarily due to a decrease in revenue from Colombia and Alaska, partially offset by a year-over-year increase in revenue in Canada. Activity levels in all jurisdictions continue to be impacted by poor market conditions due to a sustained low commodity price environment and continued uncertainty regarding the outlook for the oil and gas industry.
Gross loss was $(3.5) million, or -72.9% of revenues, compared to a gross profit of $0.9 million, or 3.4% of revenues, in Q4 2016. Gross profit for Q4 2017 and Q4 2016 included depreciation expense of $2.7 million and $3.9 million, respectively. Gross profit (loss) excluding depreciation expense, or adjusted gross profit (loss), which is a non-GAAP measure that is defined and calculated below, for Q4 2017 was $(0.8) million, or -16.8% of revenues, compared to $4.8 million, or 18.7% of revenues, in Q4 2016. The year-over-year decrease in gross profit during Q4 2017 was primarily due to the decrease in revenue and lower utilization relative to certain fixed costs components.

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Selling, general and administrative (“SG&A”) expenses during the quarter decreased 19.1% to $6.7 million from $8.3 million in Q4 2016. The decrease in SG&A expenses was primarily due to cost reduction initiatives and lower stock based compensation expense in Q4 2017 compared to the same period in 2016. During Q4 2017 and Q4 2016, there were approximately $0.9 million and $1.5 million, respectively, of non-recurring or non-cash expenses included in SG&A.
Loss before income taxes was $(15.8) million during the quarter, compared to $(20.6) million in Q4 2016. The decrease in loss before income taxes was largely due to a decrease in interest expense, which was $4.9 million during the period, compared to $8.1 million in Q4 2016. During Q4 2017, interest expense included approximately $1.7 million of non-cash amortization costs, relative to $5.3 million of non-cash amortization costs and $2.1 million of interest that was paid in-kind during Q4 2016.
Net loss attributable to the Corporation for the quarter was $(15.9) million, or $(1.69) per diluted share, compared to $(22.1) million, or $(2.37) per diluted share, in Q4 2016. Net loss was impacted by a number of factors during Q4 2017, including:

•	Lower gross profit as a result of decreased revenues; partially offset by

•	Lower SG&A expenses due to lower revenue;

•	Decrease in loss on disposal of property; and

•	Lower interest expense and provision for income taxes.
Adjusted EBITDA, which is a non-GAAP measure and is defined and calculated below, was $(6.8) million during the quarter, compared to $(2.1) million in Q4 2016.
Capital expenditures were $0.3 million during the quarter, compared to $2.6 million in Q4 2016. The low level of capital expenditures in Q4 2017 was primarily due to the continuation of unfavorable conditions in the oil and gas industry, which presented limited to no growth opportunities that required SAE to make capital expenditures.
Fiscal Year 2017 Financial Results
Revenues decreased 38.2% to $127.0 million from $205.6 million in 2016. Revenues decreased significantly in North and South America due to a decrease in active projects in these regions compared to the prior period. In Alaska, the decrease in activity was mainly due to changes in state legislation that created uncertainty at the customer level with respect to their capital spending plans. The decrease in revenue in South America was largely attributable to a large project in Bolivia in 2016 compared to limited activity in Bolivia during 2017. The overall decrease in 2017 revenue was partially offset by a large increase in activity in West Africa from an ocean-bottom marine project that was completed during the first quarter of 2017. Activity in Canada during 2017 improved marginally compared to 2016.
Gross profit decreased 51.0% to $22.1 million, or 17.4% of revenues, from $45.0 million, or 21.9% of revenues, in 2016. Gross profit in 2017 and 2016 included depreciation expense of $11.7 million and $16.4 million, respectively. Excluding depreciation expense, adjusted gross profit for 2017 was $33.8 million, or 26.6% of revenues, compared to $61.4 million, or 29.9% of revenues, in 2016. The decrease in gross profit was primarily related to the decrease in revenue from a reduction in the number of active projects in 2017 compared to 2016 and increased pricing pressure due to a continued depressed oil and gas market which has resulted in tightening margins and more aggressive competition. This was partially offset by a decrease in depreciation expense

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resulting from the sale of some ocean-bottom nodal recording equipment in late 2016 and an increase in revenue from West Africa in early 2017.
SG&A expenses decreased 12.2% to $25.7 million, or 20.2% of revenues, from $29.3 million, or 14.2% of revenues, in 2016. The decrease in SG&A expenses was primarily due to a decrease in revenue and a decrease in severance costs partially offset by an increase in stock-based compensation expense. During 2017 and 2016, there were approximately $3.1 million and $4.0 million, respectively, of non-recurring or non-cash expenses included in SG&A.
Loss before income taxes was $(34.5) million, compared to $(16.0) million in 2016. The increase in loss before income taxes was largely due to much lower gross profit and a meaningful increase in other expense. During 2017, other expense included, among other items, approximately $29.4 million of interest expense, of which approximately $16.6 million was non-cash amortization of loan issuance costs and $4.8 million of interest that was paid in-kind. Also included in 2017 other expense was a $1.3 million foreign exchange loss, compared to a $2.0 million foreign exchange gain in 2016.
Provision for income taxes was $4.3 million, compared to $6.1 million during 2016. The decrease in provision for income taxes was primarily due to pre-tax income in the foreign jurisdictions in which SAE operates, offset by a decrease in valuation allowances related to U.S. losses and net operating loss carryforwards available to be used in future periods and permanent tax differences between U.S. and foreign tax rates.
Net loss attributable to the Corporation was $(40.8) million, or $(4.34) per diluted share, compared to $(25.0) million, or $(6.13) per diluted share, in 2016. Net loss attributable to the Corporation in 2017 was impacted by a number of factors, including:

•	Lower gross profit as a result of decreased revenues;

•	Higher interest expense, primarily attributable to amortization of loan issuance costs;

•	Decrease in gains on foreign currency transactions due to large gains in 2016 related to the strengthening U.S. dollar during that time period;

•	Increase in foreign currency loss due to trades and foreign currency exposure on a project in Nigeria; and

•	Proportionately higher provision for income taxes; partially offset by

•	Lower SG&A expenses due to lower revenue; and

•	Decrease in costs of debt restructuring of $5.4 million.
Adjusted EBITDA decreased 69.7% to $11.0 million, or 8.6% of revenues, from $36.1 million, or 17.6% of revenues, in 2016.
Capital expenditures in 2017 were $2.7 million, compared to $3.4 million in 2016. Capital expenditures in 2017 primarily related to the remaining cash payments for the purchase of a set of vibrators in the fourth quarter of 2016, as well as the purchase of additional camp equipment and vibrators in the first quarter of 2017. Any significant investment in capital expenditures, particularly in large equipment purchases, is highly unlikely until the market provides more favorable conditions through larger or longer term project opportunities in which to invest capital. Based on the current state of the industry, SAE expects its total capital expenditures for 2018 will be around or under $5.0 million.
On December 31, 2017, cash and cash equivalents totaled $3.6 million, working capital was $(3.0) million, total debt at face value, excluding net unamortized premiums or discounts, was $121.9 million, and total

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stockholders’ equity was $(0.2) million. On March 15, 2018, after including adjustments for the 2017 Restructuring transactions, which are described in more detail below and in Note 2 to the financial statements in SAE’s Form 10-K to be filed with the Securities and Exchange Commission for the year ended December 31, 2017, total debt at face value, excluding net unamortized premiums or discounts, was approximately $57.8 million.
Contracted Backlog
As of December 31, 2017, SAE’s backlog was $49.8 million. Bids outstanding on the same date totaled $478.1 million. The entire backlog was comprised of land-based projects, with 49% in South America and the remainder in North America. SAE currently expects to complete all of the projects in its backlog on December 31, 2017 during the first half of 2018.
The estimations of realization from the backlog can be impacted by a number of factors, however, including deteriorating industry conditions, customer delays or cancellations, permitting or project delays and environmental conditions.
2017 Restructuring
On December 19, 2017, SAE entered into a restructuring support agreement (the “2017 Restructuring Support Agreement”) with holders (the “2017 Supporting Holders”) that beneficially owned in excess of 85% in principal amount of SAE’s 10% Second Lien Notes due 2019 (the “Second Lien Notes”) to provide additional liquidity and realign its capital structure to better support operations during the prolonged industry downturn.
Exchange of Second Lien Notes for Common Stock, Convertible Preferred Stock and Warrants. SAE commenced an offer on December 22, 2017 ("2017 Exchange Offer") to exchange each $1 of Second Lien Notes and 10% Senior Secured Notes due 2019 (the "Senior Secured Notes") held by the holders participating in the 2017 Exchange Offer ("2017 Participating Holders") for (i) 21.8457 shares of newly SAE common stock, (ii) 0.4058 shares of newly issued 8% divided convertible preferred stock (the "Series A Preferred Stock"), (iii) 10.9578 shares of newly issued convertible preferred stock (the "Series B Preferred Stock," together with the Series A Preferred Stock, the “Preferred Stock”) and (iv) 94.7339 newly created Series C Warrants with an exercise price of $0.0001 (the "Series C Warrants"). The 2017 Exchange Offer closed on January 29, 2018 (the "2017 Closing Date"). In connection with the 2017 Exchange Offer, SAE also completed a consent solicitation to make certain changes to the indenture for the Second Lien Notes and related security agreements, which among other matters released all the collateral from the liens securing the Second Lien Notes, removed substantially all restrictive covenants and deleted certain events of default. For accounting purposes, the 2017 exchange will be recognized during the first quarter of 2018. A further description of the Second Lien Notes and Senior Secured Notes is provided in Note 8, a further description of the Preferred Stock is provided in Note 13 and a further description of the Series C Warrants is provided in Note 12, in each case, contained in the Financial Statements in SAE’s Form 10-K to be filed with the Securities and Exchange Commission for the year ended December 31, 2017.
Issuance of Common Stock, Preferred Stock, and Series C Warrants. Pursuant to the 2017 Exchange Offer in exchange for approximately $78,037,389 of Second Lien Notes, or 91.8% of the principal amount of Second Lien Notes outstanding, and $7,000 of Senior Secured Notes, or less than 1% of the Senior Secured Notes outstanding, SAE newly issued (i) 812,321 shares of common stock, (ii) 31,669 shares of Series A Preferred Stock, (iii) 855,195 shares of Series B Preferred Stock, and (iv) 8,286,061 Series C Warrants.

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Mandatory Conversion of Series B Preferred Stock for Common Stock and Series D Warrants. Each outstanding share of Series B Preferred Stock was convertible into 21.7378 shares of common stock or, if an election is made by an eligible holder, into warrants representing the right to receive 21.7378 shares of common stock. On March 6, 2018, all of the Series B Preferred Stock was automatically converted into 4,491,674 shares of common stock and 14,098,370 Series D Warrants with an exercise price of $0.0001 (the “Series D Warrants”), which were issued on March 8, 2018. A further description of Series B Preferred Stock is provided in Note 13 and a further description of the Series D Warrants is provided in Note 12 to the Financial Statements in SAE’s Form 10-K to be filed with the Securities and Exchange Commission for the year ended December 31, 2017.
Change in Priority of Secured Indebtedness. After the 2017 Closing Date, the priority claims of SAE’s secured indebtedness were (i) the Credit Facility, which is secured by all of the existing collateral on a senior first lien priority basis, (ii) the Senior Loan Facility, which is secured by all of the existing collateral on a junior first lien priority basis, and (iii) the Senior Secured Notes, which are secured by substantially all of the existing collateral on what is effectively a second lien priority basis as a result of the release of the liens on the collateral by the holders of the Second Lien Notes.
Maturity Dates on the Senior Loan Facility and the Credit Facility. Effective February 28, 2018, the maturity dates on SAE’s Senior Loan Facility and Credit Facility were set at January 2, 2020 by amendments to those agreements removing provisions allowing for the acceleration of the maturity dates under certain conditions.
Board of Directors. As of the 2017 Closing Date, the Board of the Corporation (the "Board of Directors") is comprised of seven directors. As a result of an amendment to SAE’s certificate of incorporation and bylaws, effective as of March 5, 2018, each holder of common stock whose holdings exceed nine percent of the total shares of common stock outstanding is entitled to nominate one member of the Board of Directors so long as its respective holdings continue to exceed nine percent. As a result, three of the 2017 Supporting Holders are entitled to nominate a director, and two of them have done so.
Senior Management and Share-Based Compensation. SAE entered into amendments to the employment agreements with members of its existing senior management. Existing equity grants under the 2016 Amended and Restated Long-Term Incentive Plan vested as of the 2017 Closing Date for all current participants and 178,787 shares of common stock were issued net of income tax and exercise price withholdings. Additionally, SAE adopted a new 2018 Long Term Incentive Plan for directors, management and key employees.
Current Capitalization. As of March 9, 2018, SAE had outstanding 14,907,116 shares of common stock, 31,669 shares of Series A Preferred Stock, no shares of Series B Preferred Stock, 154,376 Series A Warrants, 154,376 Series B Warrants, 8,286,061 Series C Warrants, and 14,098,370 Series D Warrants. Also, on March 9, 2018, SAE had total debt of approximately $57.8 million, consisting of $20.0 million under its Credit Facility, $29.0 million under its Senior Loan Facility, $7.0 million of Second Lien Notes, and $1.8 million of Senior Secured Notes.
Investor Conference Call
SAE will host a conference call on Friday, March 16, 2018 at 10:00 a.m. Eastern Time to discuss its consolidated financial results for the fourth quarter and fiscal year ended December 31, 2017. Participants can access the conference call by dialing (855) 433-0934 (toll-free) or (484) 756-4291 (toll). SAE will also offer a live webcast of the conference call on the Investors section of its website at www.saexploration.com.

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To listen live via the company’s website, please go to the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. A replay of the webcast for the conference call will be archived on the company’s website and can be accessed by visiting the Investors section of SAE’s website.
About SAExploration Holdings, Inc.
SAE is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in remote and complex environments throughout Alaska, Canada, South America, Southeast Asia and West Africa. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths reaching 3,000 meters, SAE offers a full suite of logistical support and in-field data processing services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. Operations are supported through a multi-national presence in Houston, Alaska, Canada, Peru, Colombia, Bolivia and Malaysia. For more information, please visit SAE’s website at www.saexploration.com.
The information in SAE’s website is not, and shall not be deemed to be, a part of this release or incorporated in filings SAE makes with the Securities and Exchange Commission.
Forward Looking Statements
This press release contains certain "forward-looking statements" within the meaning of the U.S. federal securities laws with respect to SAE. These statements can be identified by the use of words or phrases such as “expects,” “estimates,” “projects,” “budgets,” “forecasts,” “anticipates,” “intends,” “plans,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include statements regarding SAE's financial condition, results of operations and business and SAE's expectations or beliefs concerning future periods and possible future events. These statements are subject to significant known and unknown risks and uncertainties that could cause actual results to differ materially from those stated in, and implied by, this press release. Risks and uncertainties that could cause actual results to vary materially from SAE’s expectations are described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in SAE’s filings with the Securities and Exchange Commission. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
Contact
SAExploration Holdings, Inc.
Ryan Abney
Vice President, Finance
(281) 258-4400
rabney@saexploration.com

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Fiscal Years Ended December 31,
	2017	2016	2017	2016
	(Unaudited)
Revenue from services	$4,842	$25,368	$127,022	$205,564
Cost of services excluding depreciation and amortization expense	5,654	20,618	93,229	144,118
Depreciation and amortization expense included in cost of services	2,718	3,890	11,725	16,410
Gross profit (loss)	(3,530)	860	22,068	45,036
Selling, general and administrative expenses	6,746	8,336	25,697	29,253
(Gain) loss on disposal of property and equipment, net	(30)	4,580	(101)	4,542
Income (loss) from operations	(10,246)	(12,056)	(3,528)	11,241
Other income (expense):
Costs incurred on debt restructuring	208	(214)	—	(5,439)
Interest expense, net	(4,948)	(8,143)	(29,363)	(23,697)
Foreign exchange gain (loss), net	(613)	(139)	(1,308)	1,977
Other income expense, net	(189)	(55)	(272)	(35)
Total other expense, net	(5,542)	(8,551)	(30,943)	(27,194)
Loss before income taxes	(15,788)	(20,607)	(34,471)	(15,953)
Provision for income taxes	138	1,506	4,313	6,056
Net loss	(15,926)	(22,113)	(38,784)	(22,009)
Less: net income attributable to non-controlling interest	—	—	1,972	3,021
Net loss attributable to the Corporation	$(15,926)	$(22,113)	$(40,756)	$(25,030)

Basic and diluted loss per share:
Weighted average basic shares outstanding	9,424,493	9,348,410	9,386,910	4,083,103
Loss per share – basic	$(1.690)	$(2.370)	$(4.340)	$(6.130)
Weighted average diluted shares outstanding	9,424,493	9,348,410	9,386,910	4,083,103
Loss per share – diluted	$(1.690)	$(2.370)	$(4.340)	$(6.130)

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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$3,613	$11,460
Restricted cash	41	536
Accounts receivable, net of allowance for doubtful accounts of $12 at December 31, 2017 and 2016	6,105	69,721
Deferred costs on contracts	2,107	8,644
Prepaid expenses	6,395	1,977
Total current assets	18,261	92,338
Property and equipment, net of accumulated depreciation of $72,649 and $61,444 at December 31, 2017 and 2016, respectively	32,946	42,759
Intangible assets, net of accumulated amortization of $732 and $635 at December 31, 2017 and 2016, respectively	671	721
Goodwill	1,832	1,711
Deferred loan issuance costs, net	5,352	20,856
Accounts receivable, noncurrent, net of allowance for doubtful accounts of $0 at December 31, 2017 and 2016	78,102	37,984
Deferred income tax assets	4,592	5,122
Other assets	182	164
Total assets	$141,938	$201,655
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,551	$9,301
Accrued liabilities	6,311	12,750
Income and other taxes payable	7,887	15,605
Borrowings under credit facility	—	5,844
Borrowings under senior loan facility	995	—
Current portion of capital leases	—	56
Deferred revenue	1,477	7,975
Total current liabilities	21,221	51,531
Borrowings under credit facility	4,401	—
Borrowings under senior loan facility	29,000	29,995
Second lien notes, net of net unamortized premium (discount) of $60 and $96 at December 31, 2017 and 2016, respectively	85,050	80,238
Senior secured notes, net of unamortized deferred loan issuance costs of $25 and $42 at December 31, 2017 and 2016, respectively	1,847	1,830
Other long-term liabilities	608	—
Total liabilities	142,127	163,594
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value, 1,000,000 authorized shares and none outstanding	—	—
Common stock, $0.0001 par value, 55,000,000 shares authorized, and 9,424,334 and 9,358,529 outstanding at December 31, 2017 and 2016, respectively	1	1

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Additional paid-in capital	133,741	131,816
Treasury stock	(113)	—
Accumulated deficit	(133,306)	(92,550)
Accumulated other comprehensive loss	(5,082)	(4,822)
Total stockholders’ equity (deficit) attributable to the Corporation	(4,759)	34,445
Non-controlling interest	4,570	3,616
Total stockholders’ equity (deficit)	(189)	38,061
Total liabilities and stockholders’ equity (deficit)	$141,938	$201,655

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CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)

	Three Months Ended December 31,		Fiscal Years Ended December 31,
	2017	2016	2017	2016
	(Unaudited)

Net loss	$(15,926)	$(22,113)	$(38,784)	$(22,009)
Foreign currency translation gain (loss)	174	144	(260)	(551)
Total comprehensive loss	(15,752)	(21,969)	(39,044)	(22,560)
Less: comprehensive income attributable to non-controlling interest	—	—	1,972	3,021
Total comprehensive loss attributable to the Corporation	$(15,752)	$(21,969)	$(41,016)	$(25,581)

CONSOLIDATED REVENUES BY REGION
(In thousands)

	Three Months Ended December 31,				Fiscal Years Ended December 31,
	2017	%	2016	%	2017	%	2016	%
	(Unaudited)

North America	$4,445	91.8%	$5,228	20.6%	$54,963	43.3%	$86,967	42.3%
South America	448	9.3%	19,819	78.1%	32,672	25.7%	116,542	56.7%
Southeast Asia	—	—	—	—	4,266	3.4%	1,734	0.8%
West Africa	(51)	-1.1%	321	1.3%	35,121	27.6%	321	0.2%
Total revenue	$4,842	100.0%	$25,368	100.0%	$127,022	100.0%	$205,564	100.0%

UNAUDITED RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA
(In thousands)

We use an adjusted form of EBITDA to measure period over period performance, which is a non-GAAP measurement. Adjusted EBITDA is defined as net loss plus depreciation and amortization, plus interest expense, plus income taxes, plus share-based compensation, plus (gain) loss on disposal of property and equipment, plus costs incurred on debt restructuring, plus foreign exchange (gain) loss, and plus non-recurring one-time expenses. Our management uses Adjusted EBITDA as a supplemental financial measure to assess: (i) the financial performance of our assets without regard to financing methods, capital structures, taxes, historical cost basis or non-recurring expenses; (ii) our liquidity and operating performance over time in relation to other companies that own similar assets and calculate Adjusted EBITDA in a similar manner; and (iii) the ability of our assets to generate cash sufficient to pay potential interest cost. We consider Adjusted EBITDA as presented below to be the primary measure of period-over-period changes in our operational cash flow performance.

The terms EBITDA and Adjusted EBITDA are not defined under GAAP, and we acknowledge that these are not measures of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, our calculation of Adjusted EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA or similarly titled measures in the same manner. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes.

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The computation of our Adjusted EBITDA, a non-GAAP measure, from net loss, the most directly comparable GAAP financial measure, is provided in the table below.

	Three Months Ended December 31,		Fiscal Years Ended December 31,
	2017	2016	2017	2016

Net loss	$(15,926)	$(22,113)	$(38,784)	$(22,009)
Depreciation and amortization (1)	2,799	4,001	12,099	16,910
Interest expense, net	4,948	8,143	29,363	23,697
Provision for income taxes	138	1,506	4,313	6,056
Share-based compensation (2)	276	767	1,925	1,383
(Gain) loss on disposal of property and equipment, net (3)	(30)	4,580	(101)	4,542
Costs incurred on debt restructuring (4)	(208)	214	—	5,439
Foreign exchange (gain) loss, net (5)	613	139	1,308	(1,977)
Non-recurring expenses (6)(7)	571	632	832	2,092
Adjusted EBITDA	$(6,819)	$(2,131)	$10,955	$36,133

(1)    Additional depreciation and amortization expenses not related to the cost of services were incurred during the three months ended December 31, 2017 and 2016 in the amount of $81 and $111, respectively, and during the years ended December 31, 2017 and 2016 in the amount of $374 and $500, respectively.
(2)    Share-based compensation primarily relates to the non-cash value of stock options and restricted stock awards granted to the company’s employees and directors.
(3)    (Gain) loss on disposal of property and equipment, net, is primarily the impact of sale of equipment.
(4)    Costs were incurred or reversed related to debt restructurings in 2016 and 2017.
(5)    Foreign exchange (gain) loss, net, includes the effect of both realized and unrealized foreign exchange transactions.
(6)    Non-recurring expenses in 2017 primarily consist of severance payments incurred at SAE’s Peru and Alaska locations and various non-operating expenses incurred at the corporate location.
(7)    Non-recurring expenses in 2016 primarily consist of severance payments incurred at SAE’s Peru, Colombia, Canada, and Alaska locations, payments related to tax services provided in connection with the debt restructuring in 2016, and various non-operating expenses incurred at the corporate and Peru locations.

Safety. Acquisition. Experience    saexploration.com

UNAUDITED RECONCILIATION OF GROSS PROFIT (LOSS) TO NON-GAAP ADJUSTED GROSS PROFIT (LOSS)
(In thousands)

We use an adjusted form of gross profit (loss) to measure period over period performance, which is not derived in accordance with GAAP. Adjusted Gross Profit (Loss) is defined as gross profit (loss) plus depreciation and amortization expense related to the cost of services. Our management uses Adjusted Gross Profit (Loss) as a substantial financial measure to assess the cost management and performance of our projects. Within the seismic data services industry, gross profit (loss) is presented both with and without depreciation and amortization expense on equipment used in operations and, therefore, we also use this measure to assess our performance over time in relation to other companies that own similar assets and calculate gross profit (loss) in the same manner.

The term Adjusted Gross Profit (Loss) is not defined under GAAP, and we acknowledge that it is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for gross profit (loss) calculated in accordance with GAAP. In addition, our calculation of Adjusted Gross Profit (Loss) may not be comparable to gross profit (loss) or similarly titled measures utilized by other companies since such other companies may not calculate adjusted gross profit (loss) in the same manner. Further, the results presented by Adjusted Gross Profit (Loss) cannot be achieved without incurring the costs that the measure excludes.

The computation of our Adjusted Gross Profit (Loss), a non-GAAP measure, from gross profit (loss), the most directly comparable GAAP financial measure, is provided in the table below:

	Three Months Ended December 31,		Fiscal Years Ended December 31,
	2017	2016	2017	2016

Gross profit (loss) as presented	$(3,530)	$860	$22,068	$45,036
Depreciation and amortization expense included in cost of services (1)	2,718	3,890	11,725	16,410
Adjusted gross profit (loss)	$(812)	$4,750	$33,793	$61,446

(1) Depreciation and amortization expense included in cost of services includes depreciation and amortization on equipment used in operations.

Safety. Acquisition. Experience    saexploration.com